Exhibit 10.36

LETTER AGREEMENT

ACE Convergence Acquisition Corp.
1013 Centre Road, Suite 403S
Wilmington, DE 19805

Tempo Automation, Inc.
2460 Alameda St.
San Francisco, CA 94103

September 4, 2022

Oaktree Capital Management, L.P.

OCM Tempo Holdings, LLC

333 S Grand Ave FL 28

Los Angeles, CA 90071

To whom it may concern:

Reference is made to (i) that certain Subscription Agreement (the “Subscription Agreement”), dated as of January 18, 2022, by and among ACE Convergence Acquisition Corp. (“ACE” or the “Company”), Tempo Automation, Inc. (“Tempo”), OCM Tempo Holdings, LLC (“OCM”) and Tor Asia Credit Opportunity Master Fund II LP, (ii) that certain letter agreement (the “Letter Agreement”), dated as of March 16, 2022, by and among ACE, Tempo and Oaktree Capital Management, L.P., on behalf of certain funds, managed accounts and other affiliates (“Oaktree Capital Management,” and together with OCM, collectively, “Oaktree”) and (iii) that certain board observer and confidentiality agreement (“Side Letter”), dated as of January 18, 2022, by and among ACE, Tempo and OCM.  Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Subscription Agreement.

ACE, Tempo and OCM hereby acknowledge and agree to the following:

(1)The Side Letter was terminated simultaneously with the termination of the Subscription Agreement pursuant to that certain notice of termination, dated as of July 30, 2022, by OCM to ACE and Tempo (the “Notice of Termination”), which Notice of Termination was duly delivered and is effective in accordance with its terms.

(2)In accordance with Section 7(e) of the Subscription Agreement, upon delivery of the Notice of Termination, Tempo was required to promptly reimburse OCM for all of OCM’s reasonable fees and reasonable and documented out-of-pocket expenses (such fees and expenses, the “Fees and Expenses”).  To date, no payment has been made to OCM.

(3)Notwithstanding the termination of the Subscription Agreement, pursuant to Section 7(m)(iii) of the Subscription Agreement, OCM (as the Lead Subscriber) is entitled to a termination fee in an amount equal to 3.5% of the $175,000,000 of aggregate principal amount of the Subscribed Notes subscribed for by OCM (such principal amount, the “OCM Subscription Amount”, and such fee, the “Current Termination Fee”) if the Company consummates a Business Combination, to be paid by the Company or any other successor to the Company immediately following and as a condition subsequent to the closing of such Business Combination.

(4)A direct wholly owned subsidiary of ACE and Tempo have agreed to and are working diligently to consummate a Business Combination that would, if consummated, require the Company or any successor thereto to pay the Current Termination Fee.

(5)In order to assist in facilitating the consummation of a Business Combination, Tempo has asked OCM to agree to (x) not seek payment of the Fees and Expenses until a Business Combination is consummated and (y) waive a portion of the Current Termination Fee that would otherwise be due upon consummation of the Business Combination.

In consideration of the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby further agree as follows:

(a)OCM hereby agrees (i) to forbear until the Outside Business Combination Date (as defined below) from exercising its rights and remedies under the Subscription Agreement, including its right to  immediately receive payment in full of its Fees and Expenses, and (ii) to relinquish its right to receive the Current Termination Fee as set forth in Section 7(m)(iii) of the Subscription Agreement upon the closing of the Business Combination, in exchange for each of the following:

(A)At the earlier of (I) immediately following closing of the Business Combination between ACE and Tempo and (II) the Outside Business Combination Date, ACE and Tempo, on a joint and several basis, shall be required to pay to OCM, in cash, all fees and expenses of Oaktree as set forth in the updated invoices attached hereto as Annex A, as well as any other reasonable and documented fees and out-of-pocket expenses that Oaktree may incur following the date hereof in connection with enforcing its rights under the Subscription Agreement and this letter agreement, in full satisfaction of Tempo's obligation to promptly reimburse OCM for its Fees and Expenses pursuant to Section 7(e) of the Subscription Agreement.

(B)OCM shall be entitled to receive from ACE and Tempo, on a joint and several basis, in cash, an amount equal to 3.5% of the OCM Subscription Amount, which amount shall be earned by OCM immediately upon the execution of this letter agreement by each of the parties hereto and payable upon the closing of the Business Combination between ACE and Tempo; provided, that OCM agrees to reduce the amount of the Current Termination Fee to 0.6% of the OCM Subscription Amount if the closing of the Business Combination occurs on or before October 15, 2022 (such amount, the “Reduced Termination Fee”), which Reduced Termination Fee shall be due and payable no later than the earlier of (I) the 6-month anniversary of the date of the closing of the Business Combination and (II) the date on which either ACE or Tempo either commences or becomes subject to a case or proceeding seeking liquidation, reorganization, the appointment of a trustee, receiver, liquidator, custodian or other similar official, or any other relief under any bankruptcy, insolvency, receivership or other similar law now or hereafter in effect; provided, further, that such Reduced Termination Fee (together with all such other amounts owed to OCM hereunder, including fees and expenses) shall accrue and compound monthly on the 15th of every month beginning October 15, 2022 at a rate of 20% per annum until such amounts are paid.

(C)Notwithstanding the above, if the Business Combination has not been consummated prior to October 15, 2022, on the earliest of (I) the date on which the Business Combination Agreement is terminated, (II) the date on which either ACE or Tempo either commences or becomes subject to a case or proceeding seeking liquidation, reorganization, the appointment of a trustee, receiver, liquidator, custodian or other similar official, or any other relief under any bankruptcy, insolvency, receivership or other similar law now or hereafter in effect, and (III) June 15, 2023 (such earliest date, the “Outside Business Combination Date”), ACE and Tempo shall pay OCM the full 3.5% termination fee and all of its accrued and unpaid fees and expenses as set forth in this letter agreement and the Subscription Agreement in full and in cash.  For the avoidance of doubt, the liability of ACE and Tempo to make such payments shall remain joint and several.  To the extent such termination fee and accrued and unpaid fees and expenses are not paid on or prior to June 15, 2023, the unpaid portion of such termination fee (together with all such other unpaid amounts owed to OCM hereunder, including fees and expenses) shall accrue and compound interest monthly on the 15th of every month beginning October 15, 2022 at a rate of 20% per annum.

This letter agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original, but all such counterparts shall constitute one and the same instrument. Delivery of an executed counterpart of this letter agreement by fax or electronic mail shall have the same force and effect as the delivery of an original executed counterpart of this letter agreement.

[Signature Page Follows]

Please indicate your acceptance of this letter agreement by signing in the space provided below.

Very truly yours,

ACE Convergence Acquisition Corp.

By:	/s/Behrooz Abdi
Name: Behrooz Abdi
Title: Chief Executive Officer

Tempo Automation, Inc.

By:	/s/Joy Weiss
Name: Joy Weiss
Title: Chief Executive Officer

Agreed and accepted as of the date first written above:

Oaktree Capital Management, L.P.,

on behalf of certain funds, managed accounts and other affiliates

and

OCM Tempo Holdings, LLC

By: Oaktree Fund GP, LLC

Its: Manager

By: Oaktree Fund GP I, LLC

Its: Manager Member

By:	/s/Kaj Vazales
Name: Kaj Vazales
Title: Authorized Signatory

By:	/s/Adam Bennett
Name: Adam Bennett
Title: Authorized Signatory

[Signature Page to Letter Agreement]